As filed with the Securities and Exchange Commission on September 25, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Key Energy Services, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	04-2648081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

Key Energy Group, Inc. 1997 Incentive Plan

(Full Title of the Plan)

Newton W. Wilson III
General Counsel
Key Energy Services, Inc.
1301 McKinney Street, Suite 1800
Houston, TX 77010

 (Name and Address of Agent For Service)

713-651-4300
(Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.10 par value per share	7,918,958 shares	$10.55 - $16.43	(2)	$96,144,289	(2)	$2,952

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of (a) $10.55, the weighted average exercise price of the 5,776,223 shares subject to outstanding stock option grants under the Key Energy Group, Inc. 1997 Incentive Plan, at prices ranging from $3.00 to $18.90, and (b) $16.43, the average of the high and low sale prices of the Registrant’s Common Stock on the Pink Sheets Electronic Quotation Service on September 21, 2007, in accordance with Rule 457(c) under the Securities Act of 1933, as amended for the 2,142,735 shares issued or issuable under the Key Energy Group Inc. 1997 Incentive Plan which are not subject to outstanding options.

EXPLANATORY NOTE

This registration statement on Form S-8 has been filed to register an aggregate of 7,918,958 shares of common stock, par value $0.10 per share, issuable upon exercise of stock options and stock appreciation rights and issued or issuable in the form of restricted stock awards granted or to be granted under the Plan as follows:

•                  The first part of this registration statement contains a reoffer prospectus prepared in accordance with the requirements of Part I of Form S-3 with respect to 1,099,035 shares of restricted stock and 587,405 shares underlying stock appreciation rights granted to our directors and officers pursuant to the Plan prior to the date hereof.

•                  The second part of this registration statement contains “Information Required in the Registration Statement” prepared in accordance with the requirements of Part II of Form S-8 with respect to the shares issuable upon exercise of stock options and grants of equity awards made under the Plan subsequent to the date hereof.

The documents containing the information specified in the instructions to Part I for Form S-8 will be sent or given to participants in the Key Energy Group, Inc. 1997 Incentive Plan (the “Plan”), as required by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).  As permitted by the instructions to Part I of Form S-8, these documents are not filed with this registration statement.

The information in this prospectus is not complete and may be changed.  This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PART I

PROSPECTUS

KEY ENERGY SERVICES, INC.

1,686,440 SHARES OF COMMON STOCK

This prospectus relates to the resale, from time to time, of up to 1,686,440 shares of common stock of Key Energy Services, Inc., which we previously issued to certain of our officers and directors under the Key Energy Group, Inc. 1997 Incentive Plan.

We will not receive any proceeds from the sale of the shares.

The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is quoted on the Pink Sheets Electronic Quotation System (the “Pink Sheets”) under the symbol “KEGS.”  On September 21, 2007, the closing sale price of the common stock as quoted on the Pink Sheets was $16.70 per share.  You are urged to obtain current market quotations for the common stock.

Investing in our common stock involves a high degree of risk.  See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is September 25, 2007.

TABLE OF CONTENTS

Prospectus Summary

The Offering

Risk Factors

Special Note Regarding Forward-Looking Information

Use Of Proceeds

Selling Stockholders

Description Of Capital Stock

Plan Of Distribution

Legal Matters

Experts

Where You Can Find More Information

Incorporation Of Certain Documents By Reference

Key Energy Services, Inc.’s principal executive offices are located at 1301 McKinney Street, Suite 1800, Houston, Texas 77010 and our telephone number at that address is 713-651-4300.  Our Internet address is www.keyenergy.com.  The information on our Internet website is not incorporated by reference in this prospectus, and you should not consider it to be a part of this document.  Our website address is included as an inactive textual reference only.  Unless the context otherwise requires references in this prospectus to the “Company,” “Key,” “we,” “us,” and “our” refer to Key Energy Services, Inc. and its subsidiaries.

Our registered trademarks include Key, Key Energy Services, Key Energy and KeyView.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus.  The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus.  This summary does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

KEY ENERGY SERVICES, INC.

Key is a Maryland corporation that was organized in April 1977 and commenced operations in July 1978 under the name National Environmental Group, Inc. We emerged from a prepackaged bankruptcy plan in December 1992 as Key Energy Group, Inc. On December 9, 1998, we changed our name to Key Energy Services, Inc. We believe that we are now the leading onshore, rig-based well servicing contractor in the United States. From 1994 through 2002, we grew rapidly through a series of over 100 acquisitions, and today we provide a complete range of well services to major oil companies and independent oil and natural gas production companies, including rig-based well maintenance, workover, well completion and recompletion services, oilfield transportation services, cased-hole electric wireline services and ancillary oilfield services, fishing and rental services and pressure pumping services. During 2006, Key conducted well servicing operations onshore in the continental United States in the following regions: Gulf Coast (including South Texas, Central Gulf Coast of Texas and South Louisiana), Permian Basin of West Texas and Eastern New Mexico, Mid-Continent (including the Anadarko, Hugoton and Arkoma Basins and the ArkLaTex and North Texas regions), Four Corners (including the San Juan, Piceance, Uinta, and Paradox Basins), the Appalachian Basin, Rocky Mountains (including the Denver-Julesberg, Powder River, Wind River, Green River and Williston Basins), and California (the San Joaquin Basin), and internationally in Argentina and Mexico.  We provide limited onshore drilling services in the Rocky Mountains, the Appalachian Basin and in Argentina. We also conduct pressure pumping and cementing operations in a number of major domestic producing basins including California, the Permian Basin, the San Juan Basin, the Mid-Continent region, and in the Barnett Shale of North Texas. Our fishing and rental services are located primarily in the Gulf Coast region of Texas as well as in the Permian Basin, California and the Mid-Continent region.

Description of Business Segments

Key operates in three primary business segments: well servicing, pressure pumping and fishing and rental services. Key operates in various regions in the continental United States and internationally in Argentina and Mexico.

Well Servicing Segment

Key provides a broad range of well services, including rig-based services, oilfield transportation services and other ancillary oilfield services necessary to complete, stimulate, maintain and workover oil and natural gas producing wells. Rig-based services include the maintenance of existing wells, workover of existing wells, completion of newly drilled wells, recompletion of existing wells (re-entering a well to complete the well in a new geologic zone or formation) and plugging and abandonment of wells at the end of their useful lives. Our well servicing segment includes contract drilling and cased-hole electric wireline services.

Maintenance Services.  Key provides the well service rigs, equipment and crews for maintenance services, which are performed on both oil and natural gas wells, but more frequently on oil wells. While some oil wells in the United States flow oil to the surface without mechanical assistance, most require pumping or some other method of artificial lift. Oil wells that require pumping characteristically require more maintenance than flowing wells due to the operation of the mechanical pumping equipment. Because few natural gas wells have mechanical pumping systems in the wellbore, maintenance work on natural gas wells is less frequent.

Workover Services.  In addition to periodic maintenance, producing oil and natural gas wells occasionally require major repairs or modifications, called “workovers.”  Workover services are performed to enhance the production of existing wells. Such services include extensions of existing wells to drain new formations either by deepening wellbores to new zones or by drilling horizontal or lateral wellbores to improve reservoir drainage. In less extensive workovers, Key’s rigs are used to seal off depleted zones in existing wellbores and access previously bypassed productive zones. Our workover rigs are also used to convert former producing wells to injection wells through which water or carbon dioxide is pumped into the formation for enhanced recovery operations. Other workover services include: conducting major subsurface repairs such as casing repair or replacement, recovering tubing and removing foreign objects in the wellbore, repairing downhole equipment failures, plugging back a section of a well to reduce the amount of water being produced with the oil and natural gas, cleaning out and recompleting a well if production has declined, and repairing leaks in the tubing and casing. These extensive workover operations are normally performed by a well service rig with a workover package, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers, depending upon the particular type of workover operation. Most of our well service rigs are designed to perform complex workover operations.

Completion Services.  Key’s completion services prepare a newly drilled oil or natural gas well for production. The completion process may involve selectively perforating the well casing to access producing zones, stimulating and testing these zones and installing downhole equipment. We typically provide a well service rig and may also provide other equipment such as a workover package to assist in the completion process. Also, for some completion work on natural gas wells, coiled tubing units can be used in place of a well service rig.

Plugging and Abandonment Services.  Well service rigs and workover equipment are also used in the process of permanently shutting-in oil and natural gas wells at the end of their productive lives. Plugging and abandonment work can be performed with a well servicing rig along with wireline and cementing equipment and require compliance with state regulatory requirements.

Oilfield Transportation.  Key provides oilfield transportation services, which primarily include vacuum truck services, fluid transportation services and disposal services for operators whose oil or natural gas wells produce salt water and other fluids. In addition, we are a supplier of frac tanks which are used for temporary storage of fluids in conjunction with the fluid hauling operations.

Ancillary Oilfield Services.  Key provides ancillary oilfield services, which include, among others: electric wireline operations (conveying downhole tools and information); wellsite construction (preparation of a wellsite for drilling activities); roustabout services (provision of manpower to assist with activities on a wellsite); foam air services (drilling technique using air or gas to which a foaming agent has been added); and air drilling services (drilling technique using compressed air).

Pressure Pumping Services Segment

Key Energy Pressure Pumping Services provides well stimulation and cementing services to oil and natural gas producers. Well stimulation services include fracturing, nitrogen services, and acidizing. These services (which may be completion or workover services) are provided to oil and natural gas producers and are used to enhance the production of oil and natural gas wells from formations which exhibit restricted flow of oil and natural gas. In the fracturing process, we typically pump fluid and sized sand, or proppants, into a well at high pressure in order to fracture the formation and thereby increase the flow of oil and natural gas. With our cementing services, we pump cement into a well between the casing and the wellbore. Key offers a full complement of acidizing, fracturing and nitrogen and cementing services.

Fishing and Rental Services Segment

Key Energy Fishing & Rental Services provides fishing and rental services to major and independent oil and natural gas production companies in the Gulf Coast, Mid-Continent, and Permian Basin regions of the United States, as well as in California. Fishing services involve recovering lost or stuck equipment in the wellbore and a “fishing tool” is a downhole tool designed to recover any such equipment lost in the well. The fishing tool supervisors who manage the fishing process have extensive experience with downhole problems. In addition, Key offers a full line of services and rental equipment designed for use both on land and offshore for drilling and workover services. Our rental tool inventory consists of tubulars, handling tools, pressure-control equipment and a fleet of power swivels.

THE OFFERING

Common Stock offered by selling stockholders	Up to 1,686,440 shares

Use of proceeds	Key Energy Services, Inc. will not receive any proceeds from the sale of shares in this offering

Pink Sheets symbol	KEGS

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks and uncertainties described below before purchasing our common stock.  The risks and uncertainties described below are not the only ones facing our company.  Additional risks and uncertainties may also impair our business operations.  If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer.  In that case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to buy our common stock.

Business and Debt-Related Risk Factors

Our business is dependent on conditions in the oil and natural gas industry, especially oil and natural gas prices and capital expenditures by oil and natural gas companies.

The demand for our services is primarily influenced by current and anticipated oil and natural gas prices. Prices for oil and natural gas historically have been extremely volatile and have reacted to changes in the supply of and demand for oil and natural gas. These include changes resulting from the ability of the Organization of Petroleum Exporting Countries to establish and maintain production quotas to support oil prices, domestic and worldwide economic conditions and political instability in oil-producing countries. Weakness in oil and natural gas prices (or the perception by our customers that oil and natural gas prices will decrease) may cause lower rates for, and lower utilization of, available well service equipment. In addition, when oil and natural gas prices are weak, or when our customers expect oil and natural gas prices to decrease, fewer wells are drilled, resulting in less completion and maintenance work for us. Additional factors that affect demand for our services include:

•                  the level of development, exploration and production activity of, and corresponding capital spending by, oil and natural gas companies;

•                  oil and natural gas production costs;

•                  government regulation; and

•                  conditions in the worldwide oil and natural gas industry.

In addition, we anticipate that prices for oil and natural gas will continue to be volatile and affect the demand for and pricing of our services. Decreases in oil and natural gas prices can result in a reduction in the trading prices and value of our securities, even if the decreases in oil and natural gas prices do not affect our business directly. Moreover, a material decline in oil or natural gas prices or activities over a sustained period of time could materially adversely affect the demand for our services and, therefore, our results of operations and financial condition.

Periods of diminished or weakened demand for our services have occurred in the past. Although we experienced a material decrease in the demand for our services beginning in August 2001 and continuing through September 2002, since September 2002 we have experienced continued strong demand for our services. We believe the previous decrease in demand was due to an overall weakening of demand for onshore well services, which was attributable to general uncertainty about future oil and natural gas prices and the U.S. economy, including the impact of the September 11, 2001 terrorist attacks. If any of these conditions return, demand for our services could again decrease, having a material adverse effect on our financial condition and results of operations. In light of these and other factors relating to the oil and natural gas industry, our historical operating results may not be indicative of future performance.

We may be unable to implement pricing increases on our core services.

A component of our business strategy includes charging higher prices on our core services in order to generate higher returns. During periods of strong industry activity when demand for our services has increased, we have been able to increase our prices. These increases have been initiated to offset our rising cost structure and to enhance our margins. We believe that we have been able to increase our prices due to strong industry conditions, our capabilities and our leading market position. In the event market conditions deteriorate, it may become more difficult for us to increase prices, and if demand for our services declines, some customers may seek pricing concessions. Additionally, in some cases, we have not been able to successfully increase prices without adversely affecting demand for our services. Specifically, some customers have elected to use our competition rather than to pay our higher price.

The inability to secure further price increases could:

•                  limit our ability to offset rising costs; and

•                  impact our ability to generate higher free cash flow which would be used to expand our business.

Increases in industry capacity may adversely affect our business.

Over the past three years, new capacity, including new well service rigs, new pressure pumping equipment and new fishing and rental equipment, has entered the market. In some cases, the new capacity is attributable to start-up oilfield service companies and in other cases, the new capacity has been employed by existing service providers to increase their service capacity. Should oilfield service companies continue to add new capacity and demand for services not increase, it is possible that we could experience continued pressure on the pricing of our services. This could have a material negative impact our operating results.

An economic downturn may adversely affect our business.

A downturn in the U.S. economy may cause reduced demand for petroleum-based products and natural gas. In addition, many oil and natural gas production companies often reduce or delay expenditures to reduce costs, which in turn may cause a reduction in the demand for our services during these periods. We view the Baker Hughes U.S. land drilling rig count as a good barometer of oilfield service activity, which is driven by capital spending from oil and natural gas production companies. During 2002, the last economic slowdown in which activity levels fell, the Baker Hughes U.S. land drilling rig count declined to an average of 717. Since that time, activity levels, as measured by the Baker Hughes U.S. land drilling rig count, have improved. According to available industry data, in 2006, the average U.S. land drilling rig count was approximately 1,559 working rigs, as compared to an average of approximately 1,290 working rigs in 2005. The number of land drilling rigs may be seen as indicative of the demand for services such as those we provide. If the economic environment should deteriorate, our business, financial condition and results of operations may be adversely impacted.

Our business involves certain operating risks, which are primarily self-insured, and our insurance may not be adequate to cover all losses or liabilities we might incur in our operations.

Our operations are subject to many hazards and risks, including the following:

•                  blow-outs, the uncontrolled flow of natural gas, oil or other well fluids into the atmosphere or an underground formation;

•                  reservoir damage;

•                  fires and explosions;

•                  accidents resulting in serious bodily injury and the loss of life or property;

•                  pollution and other damage to the environment; and

•                  liabilities from accidents or damage by our fleet of trucks, rigs and other equipment.

If these hazards occur, they could result in suspension of operations, damage to or destruction of our equipment and the property of others, or injury or death to our or a third party’s personnel.

We self-insure a significant portion of these liabilities. For losses in excess of our self-insurance limits, we maintain insurance from unaffiliated commercial carriers. However, our insurance may not be adequate to cover all losses or liabilities that we might incur in our operations. Furthermore, our insurance may not adequately protect us against liability from all of the hazards of our business. We also are subject to the risk that we may not be able to maintain or obtain insurance of the type and amount we desire at a reasonable cost. If we were to incur a significant liability for which we were uninsured or for which we were not fully insured, it could have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to the economic, political and social instability risks of doing business in certain foreign countries.

We currently have operations in Argentina and Mexico and may expand our operations into other foreign countries. As a result, we are exposed to risks of international operations, including:

•                  increased governmental ownership and regulation of the economy in the markets where we operate;

•                  inflation and adverse economic conditions stemming from governmental attempts to reduce inflation, such as imposition of higher interest rates and wage and price controls;

•                  increased trade barriers, such as higher tariffs and taxes on imports of commodity products;

•                  exchange controls or other currency restrictions;

•                  war, civil unrest or significant political instability;

•                  expropriation, confiscatory taxation and nationalization of our assets located in the markets where we operate;

•                  governmental policies limiting investments by and returns to foreign investors;

•                  labor unrest and strikes; and

•                  restrictive governmental regulation and bureaucratic delays.

The occurrence of one or more of these risks may:

•                  negatively impact our results of operations;

•                  restrict the movement of funds and equipment;

•                  inhibit our ability to collect receivables; and

•                  lead to U.S. government or international sanctions.

We historically have experienced a high employee turnover rate. Any difficulty we experience replacing or adding workers could adversely affect our business.

We historically have experienced an annual employee turnover rate of almost 50%, although our turnover rate during 2006 improved to approximately 43%. The high turnover rate is attributable to the nature of the work, which is physically demanding and performed outdoors. As a result, workers may choose to pursue employment in fields that offer a more desirable work environment at wage rates that are competitive with ours. We cannot assure that at times of high demand we will be able to retain, recruit and train an adequate number of workers. Potential inability or lack of desire by workers to commute to our facilities and job sites and competition for workers from competitors or other industries are factors that could affect our ability to attract and retain workers. We believe that our wage rates are competitive with the wage rates of our competitors and other potential employers. A significant increase in the wages other employers pay could result in a reduction in our workforce, increases in our wage rates, or both. Either of these events could diminish our profitability and growth potential.

We may not be successful in implementing technology development and technology enhancements.

A component of our business strategy is to incorporate our technology into our well service rigs, primarily through the KeyView® system. The inability to successfully develop and integrate the technology could:

•                  limit our ability to improve our market position;

•                  increase our operating costs; and

•                  limit our ability to recoup the investments made in technology initiatives.

We are subject to environmental, health and safety laws and regulations that expose us to potential liability.

Our operations are regulated under a number of federal, state, local and foreign laws that govern, among other things, the handling, storage and disposal of waste materials, some of which are classified as hazardous substances, and the discharge of hazardous materials into the environment. In addition to potential liability if we should fail to comply, environmental regulations may expose us to liability for noncompliance of other parties, without regard to whether we were negligent. Sanctions for noncompliance with applicable environmental laws and regulations may include administrative, civil and criminal penalties, revocation of permits and corrective action orders. Furthermore, we may be liable for costs for environmental clean-up at currently or previously owned or operated properties or off-site locations where we sent, disposed of, or arranged for disposal of hazardous materials.

Our expenditures for environmental compliance have not been significant in the past but may increase in the future. Compliance with existing laws or regulations, adoption of new laws or regulations or more vigorous enforcement of environmental laws or regulations could have a material adverse effect on our operations by increasing our expenses and limiting our future business opportunities.

In addition, we conduct electric wireline logging, which entails the use of various downhole sondes that acquire geologic data from the surrounding well bore. The data is set up downhole using armored, insulated cable which has from one to seven electrical conductors inside. We use radioactive isotopes along with other nuclear, electrical, acoustic, and mechanical devices to evaluate downhole formations, such as Americium, Beryllium 241, Cesium 137, Iodine 131, and other isotopes. Our activities involving the use of isotopes are regulated by the U.S. Nuclear Regulatory Commission and specified agencies of applicable agreement states that work cooperatively in implementing the federal regulations. Additionally, we use high explosive charges for perforating casing and formations, and various explosive cutters to assist in well bore cleanout. Such operations are regulated by the U.S. Department of Justice, Bureau of Alcohol, Tobacco, Firearms, and Explosives. Standards implemented by these regulatory agencies require us to obtain licenses or other approvals for the use of densitometers as well as explosive charges. While we believe we are in substantial compliance with these requirements, failure to obtain necessary licenses or otherwise to comply with the law could adversely affect our business.

We rely on a limited number of suppliers for certain materials used in providing our pressure pumping services.

We rely heavily on three suppliers for sized sand, a principal raw material that is critical for our pressure pumping operations. While the materials are generally available, if we were to have a problem sourcing raw materials or transporting these materials from either of these vendors, our ability to provide pressure pumping services could be limited.

We may not be able to generate sufficient cash flow to meet our debt service obligations.

We had $421.8 million of total indebtedness and capital lease obligations outstanding at December 31, 2006. As of June 30, 2007, we had $419.1 million of total indebtedness and capital lease obligations outstanding.

Our ability to make payments on and to refinance our indebtedness, and to fund planned capital expenditures, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to conditions in the oil and gas industry, general economic and financial conditions, competition in the markets where we operate, the impact of legislative and regulatory actions on how we conduct our business and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations to service our outstanding indebtedness, or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness or to fund our other capital needs. If our business does not generate sufficient cash flow from operations to service our outstanding indebtedness, we may not able to refinance our indebtedness. We may not be able to continue to implement the parts of our business strategy relating to strengthening our balance sheet by reducing debt, making acquisitions and remanufacturing our rigs and related equipment.

Our debt instruments impose restrictions on us that may affect our ability to successfully operate our business.

Our senior secured credit facility limits our ability to take various actions, such as:

•                  incurring additional indebtedness;

•                  paying dividends;

•                  repurchasing junior indebtedness;

•                  making investments;

•                  entering into transactions with affiliates;

•                  merging or consolidating with other entities; and

•                  selling all or substantially all of our assets.

These restrictions also could limit our ability to obtain additional financing, make needed capital expenditures, withstand a downturn in our business or the economy in general, or otherwise conduct our business.

Additional indebtedness could materially adversely affect our financial condition, results of operations and business prospects and prevent us from fulfilling our obligations under our outstanding indebtedness.

Under our senior secured credit facility, we have been limited in our ability to incur additional debt due to the delay in filing our required periodic reports with the Securities and Exchange Commission (the “SEC”). Such restrictions have now been lifted.  If we were to incur additional debt, increased leverage could, for example:

•                  make it more difficult for us to satisfy our obligations under our indebtedness; if we fail to comply with the requirements of our indebtedness, that failure could result in an event of default of such indebtedness;

•                  require us to dedicate a substantial portion of our cash flow from operations to required payments on indebtedness, thereby reducing the availability of cash flow for working capital, capital expenditures and other business activities;

•                  limit our ability to obtain additional financing in the future for working capital, capital expenditures and other general corporate purposes;

•                  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•                  diminish our ability to successfully withstand a downturn in our business or the economy generally; and

•                  place us at a competitive disadvantage against less leveraged competitors.

If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we and they now face could increase.

We may be unable to comply with covenants contained in our senior secured credit facility, which could result in the impairment of our working capital and alter our ability to operate our business.

We are a party to a $547.25 million senior secured credit facility. To maintain the right to borrow under this credit facility and avoid a default, we are required to maintain certain financial covenant ratios and satisfy certain financial condition tests, several of which become more restrictive over time and may require us to take action to reduce our debt or take some other action in order to comply with them. Our ability to satisfy required financial ratios and tests can be affected by events beyond our control, including prevailing economic, financial and industry conditions, and we cannot assure you that we will continue to meet those ratios and tests in the future. A breach of any of these covenants, ratios or tests could result in a default under our credit agreement. If we default, our lender will no longer be obligated to extend credit to us and could elect to declare all amounts outstanding under the credit agreement, together with accrued interest, to be immediately due and payable. The results of such action would have a significant negative impact on our results of operations, financial condition and cash flows.

Our business may be adversely affected if we cannot successfully execute acquisitions that we make or effectively integrate acquired operations.

Our strategy includes acquiring complementary businesses to our domestic operations. In addition, we will also evaluate possible international acquisitions. Any such strategy will involve a number of risks and challenges, including:

•                  our ability to identify suitable acquisition candidates, to negotiate acceptable terms, documentation and other conditions, and to obtain any necessary regulatory clearances;

•                  our ability to integrate acquired operations;

•                  potential loss of key employees and customers of the acquired companies; and

•                  an increase in our expenses and working capital requirements.

Any of these factors could adversely affect our ability to achieve anticipated levels of earnings and cash flow from acquisitions or realize other anticipated benefits. Furthermore, competition from other potential buyers could reduce our acquisition opportunities or cause us to pay a higher price than we otherwise might pay.

The trading price of our common stock could be subject to significant fluctuations.

The trading price of our common stock has been volatile. Uncertainty or negative developments may cause significant declines in the price of our common stock. Also, factors such as announcements of fluctuations in our or our competitors’ operating results and market conditions for oil and gas-related stocks in general could have a significant impact on the future trading prices of our common stock. In particular, the trading price of the common stock of many oilfield service companies has experienced extreme price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose stocks were affected. In addition, the trading prices and value of our common stock could be subject to significant fluctuations in response to variations in our prospects and operating results, which may in turn be affected by weakness in commodity prices, changes in interest rates and other factors. There can be no assurance that these factors will not have an adverse effect on the trading prices of our common stock.

Our bylaws contain provisions that may prevent or delay a change in control.

Our Amended and Restated Bylaws contain certain provisions designed to enhance the ability of the Board of Directors to respond to unsolicited attempts to acquire control of the Company. These provisions:

•                  establish a classified Board of Directors, generally providing for three-year staggered terms of office for all members of our Board;

•                  set limitations on the removal of directors;

•                  provide our Board of Directors the ability to set the number of directors and to fill vacancies on the Board occurring between shareholder meetings; and

•                  set limitations on who may call a special meeting of shareholders.

These provisions may have the effect of entrenching management and may deprive investors of the opportunity to sell their shares to potential acquirers at a premium over prevailing prices. This potential inability to obtain a control premium could reduce the price of our common stock.

Delayed Financial Reporting-Related Risk Factors

The delay in reporting our financial statements and related events has had, and will continue to have, a material adverse effect on us.

Because of the delay in completing our prior financial statements, we have become subject to significant risks and occurrences relating to the following matters, which are described in more detail below:

•                  Possible adverse consequences of failure to file past SEC reports;

•                  Limitations on access to public capital markets;

•                  Impact of material weaknesses in internal control over financial reporting;

•                  Potential changes in tax liabilities; and

•                  Civil litigation.

Our inability to file past annual and quarterly reports with the SEC could have adverse consequences.

We have not filed, and will be unable to file, annual reports that comply with SEC rules for years prior to 2006. Nor will we be able to file compliant quarterly reports for the first three quarters of 2004 or prior periods. We cannot rule out the possibility of regulatory action by the SEC due to the failure to file these required reports. Any such action could have adverse effects on us, including possible impact on our compliance with lending agreements, on the trading market for our common stock, or on our ability to access the capital markets.

Our inability to use short-form registration may limit our access to the capital markets.

Although we are now able to register securities for public offerings and acquisitions, we are ineligible to use “short-form” registration that allows us to incorporate by reference our SEC reports into our registration statements, or to use shelf registration until we have filed all of our periodic reports in a timely manner for a period of twelve months. This could increase the costs of selling securities publicly and could significantly delay such sales.

Taxing authorities may determine that we owe additional taxes from previous years.

As a result of the restatement and delay in our financial reporting, we will likely have to amend previously filed tax returns and reports. Where legal, regulatory or administrative rules require or allow us to amend our previous tax filings, we intend to comply with our obligations under applicable law. To the extent that tax authorities do not accept our conclusions about the tax effects of the restatement, liabilities for taxes could differ from those which have been recorded in our consolidated financial statements. If it is determined that we have additional tax liabilities, there could be an adverse effect on our financial condition, results of operations and cash flows.

We have identified material weaknesses in our internal control over financial reporting. These material weaknesses, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

Section 404 of the Sarbanes-Oxley Act and the related SEC rules require management of public companies to assess the effectiveness of their internal control over financial reporting annually and to include in Annual Reports on Form 10-K a management report on that assessment, together with an attestation report by an independent registered public accounting firm. Under Section 404 and the SEC rules, a company cannot find that its internal control over financial reporting is effective if there exist any “material weaknesses” in its financial controls. A “material weakness” is a control deficiency, or combination of control deficiencies, that results in a more than remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

We have identified material weaknesses in internal control over financial reporting as of December 31, 2006. We have taken and will take actions to remediate the material weaknesses and improve the effectiveness of our internal control over financial reporting; however, we cannot assure you that we will be able to correct these material weaknesses by the end of 2007. Any failure in the effectiveness of internal control over financial reporting, if it results in misstatements in our financial statements, could have a material effect on financial reporting or cause us to fail to meet reporting obligations, and could negatively impact investor perceptions.

Litigation arising in connection with the restatement of our financial statements could adversely affect our financial condition and operations.

The restatement led to litigation.  We have been named in lawsuits by our former general counsel and our former chief financial officer. Further, our former controller and assistant controller filed a joint complaint against us.  Due to our inability to issue shares of common stock upon exercise of options because we have been unable to maintain an effective SEC registration statement for those shares, or to rely on an exemption from registration, some previously granted options that were in-the-money have expired without the optionees being able to exercise them. Although we believe the plan agreements permit our actions taken thus far with respect to stock options, we are defending lawsuits by some option holders and may face lawsuits from other option holders.

These lawsuits and other legal matters also could have a disruptive effect upon the operation of our business and consume the time and attention of our senior management. In addition, we are likely to incur substantial expenses in connection with such matters, including substantial fees for attorneys.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act).  All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements.  The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.  We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements.  Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make.  We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors”, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make.  Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.  Any such forward-looking statements represent management’s views as of the date of the document in which such forward-looking statement is contained.  While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.  We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, any future listing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

Pursuant to the Key Energy Group, Inc. 1997 Incentive Plan, we issued the shares of common stock covered by this prospectus in private placements.  The following table sets forth, to our knowledge, (i) the name of each selling stockholder; (ii) his or her position(s), office or other material relationship with Key over the last three years; (iii) the number of shares of common stock beneficially owned by the selling stockholder as of the date of this prospectus and prior to this offering; (iv) the number of shares of common stock which may be offered and are being registered for the account of each selling stockholder by this prospectus; and (v) the amount of common stock to be owned by such selling stockholder if such selling stockholder were to sell all of their shares of common stock covered by this prospectus.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares.  Shares of common stock issuable under stock options that are exercisable within 60 days after September 25, 2007 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person.   Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law.  The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Stockholder	Position with Company	Shares of Common Stock Beneficially Owned Prior to Offering (1)			Number of Shares of Common Stock Being Offered		Shares of Common Stock to be Beneficially Owned After Offering (1)
		Number		Percentage			Number		Percentage
Richard J. Alario	Chairman of the Board, President, Chief Executive Officer and Chief Operating Officer	573,632	(2)	*	664,918	(3)	133,433	(2)	*

William M. Austin	Senior Vice President and Chief Financial Officer	274,611	(4)	*	276,905	(5)	100,000	(4)	*

David J. Breazzano	Director	337,571	(6)	*	17,571		320,000	(6)	*

Kim B. Clarke	Senior Vice President and Chief People Officer	85,781	(7)	*	123,272	(8)	11,666	(7)	*

Phil G. Coyne	Senior Vice President—Eastern Region	24,048	(9)	*	48,458	(10)	10,000	(9)	*

Kevin P. Collins	Director	272,643	(11)	*	17,571		255,072	(11)	*

J. Marshall Dodson	Vice President and Chief Accounting Officer	46,666	(12)	*	54,888	(13)	6,666	(12)	*

Estate of Daniel L. Dienstbier (14)	Director	11,567		*	11,567		—		*

Jim D. Flynt	Senior Vice President—Western Division	211,002	(15)	*	49,447	(16)	196,667	(15)	*

William D. Fertig	Director	122,571	(17)	*	17,571		105,000	(17)	*

W. Phillip Marcum	Director	272,643	(18)	*	17,571		255,072	(18)	*

Ralph S. Michael, III	Director	41,371	(19)	*	17,571		23,800	(19)	*

D. Bryan Norwood	Vice President and Treasurer	4,472	(20)	*	15,427	(21)	—	(20)	*

William F. Owens	Director	10,365		*	10,365		—		*

Don D. Weinheimer	Senior Vice President of Business Development, Technology and Strategic Planning	43,324		*	82,688	(22)	1,600		*

Newton W. Wilson, III	Senior Vice President, General Counsel and Secretary	288,430	(23)	*	238,336	(24)	125,000	(23)	*

J. Robinson West	Director	67,571	(25)	*	17,571		50,000	(25)	*

Morton J. Wolkowitz	Director	825,045	(26)	*	4,743		820,302	(26)	*

* Less than one percent.

1.                                      We do not know when or in what amounts a selling stockholder may offer shares for sale.  The selling stockholders might not sell any or all of the shares offered by this prospectus.  Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.  However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

2.                                      Includes 133,333 shares issuable upon the exercise of vested options.  Does not include 66,667 shares issuable pursuant to options that have not vested.

3.                                      Includes 224,719 shares underlying unvested stock appreciation right.

4.                                      Includes 100,000 shares issuable upon the exercise of vested options.

5.                                      Includes 102,294 shares underlying unvested stock appreciation right.

6.                                      Includes 250,000 shares issuable upon the exercise of vested options.

7.                                      Includes 11,666 shares issuable upon the exercise of vested options.  Does not include 13,334 shares issuable pursuant to options that have not vested.

8.                                      Includes 49,157 shares underlying unvested stock appreciation right.

9.                                      Includes 10,000 shares issuable upon the exercise of vested options.  Does not include 25,000 shares issuable pursuant to options that have not vested.

10.                                Includes 34,410 shares underlying unvested stock appreciation right.

11.                                Includes 250,000 shares issuable upon the exercise of vested options.

12.                                Includes 6,666 shares issuable upon the exercise of vested options.  Does not include 28,334 shares issuable pursuant to options that have not vested.

13.                                Includes 14,888 shares underlying unvested stock appreciation right.

14.                                Mr. Dienstbier was a member of the Board of Directors of the Company until his death on April 13, 2007.

15.                                Includes 196,667 shares issuable upon the exercise of vested options.  Does not include 12,500 shares issuable pursuant to options that have not vested or 500 shares held by Mr. Flynt’s spouse.

16.                                Includes 35,112 shares underlying unvested stock appreciation right.

17.                                Includes 100,000 shares issuable upon the exercise of vested options.

18.                                Includes 250,000 shares issuable upon the exercise of vested options.

19.                                Includes 20,000 shares issuable upon the exercise of vested options.  Also includes 700 shares held jointly with Mr. Michael’s spouse.

20.                                Does not include 20,200 shares issuable pursuant to options that have not vested.

21.                                Includes 10,955 shares underlying unvested stock appreciation right.

22.                                Includes 40,964 shares underlying unvested stock appreciation right.

23.                                Includes 125,000 shares issuable upon the exercise of vested options.

24.                                Includes 74,906 shares underlying unvested stock appreciation right.

25.                                Includes 50,000 shares issuable upon the exercise of vested options.

26.                                Includes 237,000 shares issuable upon the exercise of vested options.

DESCRIPTION OF CAPITAL STOCK

All shares of capital stock are initially classified as common stock, par value $.10 per share (“Common Stock”).  Each share of common stock is entitled to one vote in the election of directors and other corporate matters.  Each share of Common Stock entitled to vote with respect to the election of directors may be voted for as many individuals as there are directors to be elected.  The holders of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the votes entitled to be cast by holders of the outstanding Common Stock are able to elect all of the Company’s directors.  The Company has a classified Board of Directors, consisting of three staggered classes of directors, as nearly equal in number as possible. The Company’s Bylaws also provide that the authorized number of directors may be changed only by action of a majority of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. Vacancies and newly created directorships may be filled by the affirmative vote of a majority of our directors then in office, even if less than a quorum. The Bylaws also provide that no director may be removed except for cause and then only by a vote of at least two-thirds of the total eligible shareholder votes, and also require the vote of a majority of the shareholders of the Company to call a special meeting of shareholders.

The Common Stock has no redemption provisions and the holders thereof have no preemptive rights.  The holders of Common Stock are entitled to receive dividends in such amounts as may be declared by the Board of Directors, as permitted by applicable law, and upon liquidation, dissolution, or winding up of the Company subject to the rights of any preferred stock then outstanding, the holders of Common Stock are entitled to share ratably in the Company’s assets according to the number of shares they hold.  The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.

The Board of Directors has the power under the Company’s Articles of Restatement without the need of any stockholder action, to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects the preferences, conversion of other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such shares of stock, except that the Company’s Articles of Restatement provide that no such classification or reclassification shall create a class of stock which (i) may have more than one vote per share, (ii) may be issued in connection with any shareholder rights plans, “poison pill” or other anti-takeover measure, or (iii) may be issued for less than fair consideration, as determined in good faith by the Board of Directors.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders.  The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions.  The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

•                                         purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•                                         ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                                         block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                         an over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

•                                         in privately negotiated transactions; and

•                                       in options transactions.

In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.  In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions.  In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with selling stockholders.  The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).  The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate.  Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.  In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the shares offered by this prospectus has been passed upon by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The consolidated financial statements, schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus have been audited by Grant Thornton LLP, independent registered public accountants, as indicated in their reports thereto dated August 11, 2007, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.  Their report on management’s assessment of the effectiveness of internal control over financial reporting expressed an unqualified opinion on management’s assessment of the effectiveness of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other documents with the SEC.  You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.  Our SEC filings are also available to you on the SEC’s Internet site at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC requires us to “incorporate” into this prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information incorporated by reference is considered to be part of this prospectus.  Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information.  We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 in any Current Report on Form 8-K) after the date of this prospectus and prior to the sale of all the shares covered by this prospectus.

(1)                                  Our Annual Report on Form 10-K for the year ended December 31, 2006;

(2)                                  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

(3)                                  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007;

(4)                                  Our Current Report on Form 8-K dated January 10, 2007;

(5)                                  Our Current Report on Form 8-K dated April 17, 2007;

(6)                                  Our Current Report on Form 8-K dated May 1, 2007;

(7)                                  Our Current Report on Form 8-K dated June 26, 2007;

(8)                                  Our Current Report on Form 8-K dated July 31, 2007;

(9)                                  Our Current Report on Form 8-K dated August 24, 2007;

(10)                            Our Current Report on Form 8-K dated September 20, 2007;

(11)                            Our Current Report on Form 8-K dated September 24, 2007; and

(12)                          Any other filings we make pursuant to the Exchange Act after the date of filing the initial registration statement.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement.  Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Key Energy Services, Inc.

1301 McKinney Street

Suite 1800

Houston, Texas 77010

Attention: Corporate Secretary

Telephone: 713-651-4300

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The registrant is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”).  The following documents, which are on file with the Commission, are incorporated in this registration statement by reference:

(a)           The registrant’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

(b)           All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act for periods following the end of the fiscal year covered by the document referred to in (a) above.

(c)           The description of the securities contained in the registrant’s Current Report on Form 8-K filed on September 24, 2007.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) has opined as to the legality of the securities being offered by this registration statement.

Item 6.    Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law provides that a corporation may indemnify any director made a party to any proceeding against judgments, penalties, fines, settlements and reasonable expenses, unless it is established that (i) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was a result of deliberate dishonesty, (ii) the director actually received an improper personal benefit or (iii) in a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful. A director may not be indemnified in any proceeding charging improper personal benefit if the director was adjudged to be liable on the basis that personal benefit was improperly received and, in a derivative action, there shall not be indemnification if a director has been adjudged liable to the corporation. A director or officer of a corporation who has been successful in the defense of any proceeding shall be indemnified against reasonable costs incurred in such defense. Indemnification may not be made unless authorized for a specific proceeding after determination by the board of directors, special legal counsel or the stockholders that indemnification is permissible because the director has met the requisite standard of conduct.

Article Seventh of the Company’s Articles of Restatement (the “Charter”), provides that the Company shall indemnify (i) its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by the Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law and (ii) other employees and agents to such extent as shall be authorized by the Board of Directors or the Company’s Bylaws and be permitted by law. The foregoing rights of indemnification are not exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such By-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by the Maryland law. Furthermore, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except to the extent that exculpation from liability is not permitted under the Maryland law as in effect when such breach occurred. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate the limitations on liability provided to directors and officers with respect to acts or omissions occurring prior to such amendment or repeal.

Item 7.    Exemption from Registration Claimed.

The issuances of the shares of common stock being offered by the reoffer prospectus were exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act.

Item 8.    Exhibits.

The Exhibit Index immediately preceding the exhibits is incorporated herein by reference.

Item 9.    Undertakings.

1.             Item 512(a) of Regulation S-K.  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and
(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.             Item 512(b) of Regulation S-K.  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             Item 512(h) of Regulation S-K.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas, on this 25th day of September, 2007.

Key Energy Services, Inc.

By:	/s/ Richard J. Alario
Richard J. Alario
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Key Energy Services, Inc., hereby severally constitute and appoint Richard J. Alario and William M. Austin, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-8 filed herewith and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Key Energy Services, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard J. Alario	Chairman of the Board of Directors, President and Chief Executive Officer (Principal executive officer)	September 25, 2007
Richard J. Alario

/s/ William M. Austin	Senior Vice President and Chief Financial Officer (Principal financial officer)	September 25, 2007
William M. Austin

/s/ J. Marshall Dodson	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 25, 2007
J. Marshall Dodson

/s/ David J. Breazzano	Director	September 25, 2007
David J. Breazzano

/s/ Kevin P. Collins	Director	September 25, 2007
Kevin P. Collins

/s/ William D. Fertig	Director	September 25, 2007
William D. Fertig

/s/ W. Phillip Marcum	Director	September 25, 2007
W. Phillip Marcum

/s/ Ralph S. Michael, III	Director	September 25, 2007
Ralph S. Michael, III

/s/ William F. Owens	Director	September 25, 2007
William F. Owens

/s/ J. Robinson West	Director	September 25, 2007
J. Robinson West

/s/ Morton Wolkowitz	Director	September 25, 2007
Morton Wolkowitz

INDEX TO EXHIBITS

Number	Description

5	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5)

23.2	Consent of Grant Thornton LLP

24	Power of attorney (included on the signature pages of this registration statement)